EXHIBIT 10.3 (6)
AGREEMENT
     This Agreement (the “Agreement”) is entered into by and between A. H. Belo Corporation, a Delaware corporation (“AHC”), Belo Corp., a Delaware corporation (“Belo”), and the Pension Benefit Guaranty Corporation, a United States government corporation (“PBGC,” and collectively with AHC and Belo, the “Parties”), and is effective on the first date that each of the Parties has signed this Agreement (the “Effective Date”).
WITNESSETH
     WHEREAS, PBGC is a wholly-owned United States government corporation established under Section 4002 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1302, to administer the pension plan termination insurance program created by Title IV of ERISA, 29 U.S.C. §§ 1301-1461; and
     WHEREAS, AHC is a publicly-traded corporation incorporated under the laws of the State of Delaware, which maintains its headquarters at 508 Young Street, Dallas, Texas 75202; and
     WHEREAS, Belo is a publicly-traded corporation incorporated under the laws of the State of Delaware, which maintains its headquarters at 400 South Record Street, Dallas, Texas 75202; and
     WHEREAS, AHC is the contributing sponsor (as that term is defined in ERISA § 4001(a)(13)) of the A. H. Belo Pension Plan I and the A. H. Belo Pension Plan II (each an “AHC Plan,” and together, the “AHC Plans”); and
     WHEREAS, Belo is, and has been at all relevant times, the contributing sponsor (as that term is defined in ERISA § 4001(a)(13)) of The G. B. Dealey Retirement Pension Plan (the “GB Dealey Plan”) (together, with the AHC Plans, the “Plans”), which provides benefits for certain current and former employees of Belo and other members of Belo’s controlled group within the meaning of Title IV of ERISA (any such member, including Belo, a “Belo Controlled Group Member”); and
     WHEREAS, the Plans are, and have been at all relevant times, tax-qualified defined benefit pension plans (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”)), whose benefits are insured by PBGC under ERISA § 4022; and
     WHEREAS, on or about February 8, 2008, AHC became a separate publicly-traded corporation as a result of a corporate spin-off from Belo (the “2008 Spin-off”); and
     WHEREAS, on or about October 6, 2010, AHC and Belo entered into an agreement (the “2010 Transfer Agreement”), whereby effective January 1, 2011, Belo transferred approximately 55% to 60% of the GB Dealey Plan’s assets and liabilities to the AHC Plans (the “Transfer,” and collectively with the 2008 Spin-off and the 2010 Transfer Agreement, the “Transactions”), including an initial transfer of 95% of the estimated assets allocable to the AHC Plans, to be followed by a “true-up” transfer of assets from the GB Dealey Plan to the AHC Plans, pursuant to the 2010 Transfer Agreement; and
     WHEREAS, PBGC has reviewed the Transactions and the Parties have discussed the funding status of each Plan; and
     WHEREAS, PBGC, AHC and Belo have reached an understanding with respect to the Transactions under which, inter alia, AHC will make certain contributions to the AHC Plans in addition to those otherwise required by law.
     NOW THEREFORE, AHC and Belo, as applicable, severally not jointly, and PBGC, for good and valuable consideration set out herein, the receipt and sufficiency of which are hereby acknowledged, agree as follows:
1. Additional Contributions to the AHC Plans
     1.1 In addition to making any installments or other contributions to the AHC Plans otherwise required under Code §§ 412 and 430 (including, without limitation, Code § 430(j)(3)) (“Required Contributions”), AHC will contribute to the AHC Plans a total of $30 million in the aggregate (collectively, the “Additional Contributions”), payable in an initial installment of $20 million due on or before March 31, 2011 (the “Initial Additional Contribution”), and in two additional installments of $5 million each due on or before December 31, 2012 and December 31, 2013, respectively. AHC may allocate the Additional Contributions between the AHC Plans in AHC’s sole discretion.
     1.2 AHC agrees that it will not at any time elect to create or increase any prefunding balance (as defined in Code § 430(f)(6)) for either AHC Plan by (a) all or any part of any Additional Contribution contributed to either AHC Plan, or (b) any portion of any excess described in Code § 430(f)(6)(B)(i) that is directly or indirectly attributable to any Additional Contribution that has been contributed (in either case, an “Election”). AHC’s obligation not to make an Election is continuing and will survive the termination of AHC’s other obligations under this Agreement. AHC agrees that in the event that AHC makes an Election, AHC will be obligated to contribute to the applicable AHC Plan the amount so elected, the liability for such contribution will be immediately due and payable to such AHC Plan upon the making of such Election without notice or demand, and such liability may be enforced by PBGC on behalf of such AHC Plan. Such obligation will be in addition to all other obligations of AHC under this Agreement.
     1.3 AHC may, at any time and in its sole discretion, prepay any Additional Contribution. In addition, each of AHC and Belo will each be entitled, in its sole discretion, to take advantage of any funding relief available to it under the Preservation of Access to Care for Medicare Beneficiaries and Pension Funding Relief Act of 2010 and/or subsequent legislation, and applicable guidance thereunder. To any extent permitted by law, all or any part of any Additional Contribution may be designated as made for the plan year immediately preceding the plan year in which actually made.

     1.4 Notwithstanding anything to the contrary in this Agreement, if making any Additional Contribution for a plan year would cause the maximum amount deductible limit under Code § 404 or a successor Code provision (the “Section 404 Limit”) with respect to both AHC Plans for that plan year to be exceeded, then AHC may, in lieu of paying all of such Additional Contribution directly to either (or both) of the AHC Plans on or before its due date: (a) pay directly to either (or both) of the AHC Plans on or before such due date that portion of such Additional Contribution, if any, that would not cause the Section 404 Limit with respect to both AHC Plans to be exceeded; and (b) pay the remaining portion of such Additional Contribution into an escrow account reasonably acceptable to PBGC, to be held in escrow until the first plan year in which payment of such remaining portion to one or more of the AHC Plans (as directed by AHC) would not cause the Section 404 Limit of both AHC Plans to be exceeded.
     1.5 (a) If (i) the plan administrator for each AHC Plan issues a notice of intent to terminate to each affected party (within the meaning of Title IV of ERISA) (other than PBGC) in compliance with ERISA § 4041(a)(2) and 29 C.F.R. § 4041.23 (with respect to either AHC Plan, a “NOIT”); (ii) AHC demonstrates to PBGC’s reasonable satisfaction the wherewithal to satisfy all benefit liabilities under both AHC Plans (such benefit liabilities for each AHC Plan to be determined by PBGC in accordance with applicable law and may be estimated); and (iii) a copy of the issued NOIT for each AHC Plan is provided to PBGC, then AHC may suspend its obligation to make any Additional Contributions to the AHC Plans unless and until (y) PBGC concludes in writing to AHC that the plan administrator for either AHC Plan has failed to comply with any requirement of ERISA § 4041, or applicable final PBGC regulations thereunder, with respect to a standard termination of such AHC Plan (any such conclusion, for purposes of this Agreement only and without any application to any administrative determination by PBGC with respect to such standard termination, to be reasonably issued), or (z) the plan administrator for either AHC Plan has abandoned the standard termination process by written notice to PBGC (the date on which PBGC has given written notice to the plan administrator for either AHC Plan of such conclusion or on which the plan administrator for either AHC Plan has given written notice to PBGC of such abandonment, the “Notification Date”).
          (b) Any and all suspended Additional Contributions that, but for the operation of Section 1.5(a), would have otherwise come due under Section 1.1, shall become due and payable on the 30th day after the Notification Date, and each subsequent Additional Contribution will be made as it becomes due and payable under Section 1.1.
     1.6 (a) In the event that any AHC Plan is merged into or consolidated with another plan sponsored by AHC or a member of AHC’s controlled group, as those terms are defined in Title IV of ERISA (each such member, including AHC, an “AHC Controlled Group Member”), or another plan is merged into or consolidated with any AHC Plan, the obligations of AHC under this Agreement will apply to the plan that results from such a merger or consolidation, and to each plan in a series of such mergers or consolidations (a “Merged Plan”) to the same extent as if the merger had not occurred, until such obligations terminate under Section 4.1.
          (b) In the event that an AHC Plan is merged into or consolidated with a plan that is not sponsored by an AHC Controlled Group Member, or an AHC Plan otherwise ceases to be sponsored by any AHC Controlled Group Member, AHC will either (at AHC’s election)

(i) continue to make any remaining Additional Contributions under this Agreement in full to the remaining AHC Plan sponsored by an AHC Controlled Group Member, and cease to have any obligation under this Agreement with respect to the plan no longer sponsored by any AHC Controlled Group Member, or (ii) negotiate with PBGC to make such modifications to this Agreement that may be necessary to ensure the continued fair and reasonable application of any remaining Additional Contributions due under this Agreement, provided, however, that in no event will any such modification require AHC to make any payments in excess of those otherwise required, or impose upon AHC terms and conditions materially different than those required, under this Agreement as originally in effect.
          (c) In the event that both AHC Plans cease to be sponsored by an AHC Controlled Group Member, and without limiting AHC’s right to consummate a merger or consolidation involving any AHC Plan, AHC and PBGC agree to make modifications to this Agreement that may be necessary to ensure the continued fair and reasonable application of this Agreement, provided, however, that in no event will any such modification require AHC to make any payments in excess of those otherwise required, or impose upon AHC terms and conditions materially different than those required, under this Agreement as originally in effect.
          (d) Nothing contained in this Agreement will be construed as limiting AHC’s right to consummate a merger, consolidation or sale of its or any of its subsidiaries’ assets.
     1.7 This Agreement will apply in the event of any spinoff or transfer of plan assets or liabilities that involves any AHC Plan or Merged Plan, and as soon as practicable before such spinoff or transfer, AHC and PBGC will agree on modifications of this Agreement that may be necessary to ensure the continued fair and reasonable application of this Agreement, provided, however, that in no event will any such modification require AHC to make any payments in excess of those otherwise required, or impose upon AHC terms and conditions materially different than those required, under this Agreement as originally in effect.
     1.8 Except as provided in Sections 1.6 and 1.7, AHC’s obligations under this Agreement will not be affected by any change in any AHC Plan’s contributing sponsor or the membership of such a contributing sponsor’s controlled group, as those terms are defined in Title IV of ERISA. Except as provided in Section 3, nothing in this Agreement will affect PBGC’s ability to exercise any right, seek any remedy, or enforce any provision under Title IV of ERISA or other applicable law in connection with any contemplated or consummated transaction associated with such a change.
2. Information and Notice
     2.1 For the period beginning January 1, 2011, and ending December 31, 2015 (notwithstanding any earlier termination of AHC and Belo obligations under Section 4.1 of this Agreement), Belo will provide the following to PBGC with respect to the GB Dealey Plan:
          (a) The most recent final actuarial valuation report within ten days after the Effective Date, and subsequent actuarial valuation reports within 45 days after delivery in final form to Belo; and

          (b) Statements of the market value of plan assets at the end of each plan year, within 45 days after the end of such plan year; and
          (c) The Plan’s adjusted funding target attainment percentage certification, within 45 days after delivery to Belo in its final form.
     2.2 For the period beginning January 1, 2011, and ending December 31, 2015 (notwithstanding any earlier termination of AHC and Belo obligations under Section 4.1 of this Agreement), AHC will provide the following to PBGC:
          (a) With respect to each AHC Plan, a written statement of the amount and date of each Additional Contribution and Required Contribution made, within 30 days after payment; and
          (b) A copy of any public filing made by AHC with the U.S. Securities and Exchange Commission (the “SEC”) or with the New York Stock Exchange, within five business days after such filing; provided that any such filing made by AHC with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval system, or any successor filing system (“EDGAR”) shall be deemed to be provided to the PBGC as of the time such filing is filed or furnished by EDGAR; and
          (c) A copy of any written report from AHC to AHC’s lender(s), within five business days after the date on which such report was made, regarding any covenant violation(s) under any loan agreement(s) for $5,000,000 or more that has not been cured or waived and that serves as the basis for the acceleration of debt under such agreement(s).
     2.3 Failure of AHC or Belo to timely provide information required under Section 2.1 or Section 2.2 shall not constitute nonperformance of such Party’s obligations under this Agreement unless such Party fails to provide such information within 10 business days of its receipt of notification from the PBGC of such failure.
3. Forbearance; Release
     3.1 So long as no Default (as defined in Section 6) has occurred and is continuing, PBGC will forbear until the Release Date (as defined in Section 3.2) from (a) pursuing any claim or otherwise taking any action against any Belo Controlled Group Member or AHC Controlled Group Member to enforce ERISA §§ 4062(e) and/or 4063, or any successor provision or applicable regulations thereunder, arising out of or relating to the 2008 Spin-off, and/or (b) instituting proceedings directly related to the Transactions to terminate the GB Dealey Plan or any AHC Plan pursuant to ERISA § 4042(a)(4) or any successor provision or applicable regulations thereunder.
     3.2 Effective upon the date of the timely contribution of the Initial Additional Contribution by AHC to one or both of the AHC Plans (the “Release Date”), PBGC agrees (a) not to pursue any claim or otherwise take any action against any Belo Controlled Group Member or AHC Controlled Group Member to enforce ERISA §§ 4062(e) and/or 4063, or any successor provision or applicable regulations thereunder, arising out of or relating to the 2008 Spin-off (the “4062(e)/4063 Claims”), and (b) not to institute proceedings directly related to the Transactions to terminate the GB Dealey Plan or any AHC Plan pursuant to ERISA § 4042(a)(4) or any successor provision or applicable regulations thereunder. For purposes of this Section 3.2 and Section 3.3, if a case under Title 11 of the United States Code has been commenced by or against AHC prior to the 91st day following the date on which the Initial Additional Contribution has been paid to the AHC Plans, the Release Date will not be deemed to occur until the Initial Additional Contribution is no longer subject to avoidance in whole or in part under 11 U.S.C. § 547(b).
     3.3 Effective on the Release Date, PBGC will be deemed to have released and forever discharged each Belo Controlled Group Member and AHC Controlled Group Member, and each such member’s officers, directors, employees, shareholders, subsidiaries, affiliates and representatives from any and all 4062(e)/4063 Claims.
4. Termination of AHC and Belo Obligations
     4.1 (a) Except as expressly provided in Sections 1.2, 2.1 and 2.2 of this Agreement, the obligations of AHC and Belo under this Agreement will terminate upon the earlier of (i) the date on which all of the Additional Contributions have been paid to the AHC Plans, whether directly by AHC, or indirectly through an escrow under Section 1.4, or both (the “Final Payment Date”), or (ii) termination of both AHC Plans in standard terminations under ERISA § 4041(b).
          (b) For purposes of clause (a)(i) of this Section 4.1, if a case under Title 11 of the United States Code has been commenced by or against AHC prior to the 91st day following the date on which the last Additional Contribution has been paid to the AHC Plans, the Final Payment Date will not be deemed to occur until no Additional Contributions are subject to avoidance in whole or in part under 11 U.S.C. § 547(b).
          (c) For purposes of clause (a)(ii) of this Section 4.1, termination of the AHC Plans in standard terminations will not be deemed to occur until the later of (i) the 180th day after the date on which PBGC receives Form 501—Post Distribution Certifications for both AHC Plans indicating that each has terminated in a standard termination under ERISA § 4041(b), or (ii) if PBGC has, by such 180th day, issued audit findings or a notice of noncompliance with respect to either such standard termination, the date on which all such audit findings have been complied with or rescinded or on which all such notices of noncompliance have been rescinded.
     4.2 AHC will provide PBGC and Belo with written notice of a determination by AHC that one of the above termination events has occurred. PBGC agrees to respond in writing to AHC and Belo within 30 days after receipt of such notice as to whether it concurs with such determination, such concurrence not to be unreasonably withheld.
5. Representations and Warranties; Covenants
     5.1 AHC hereby represents and warrants to PBGC that each of the following statements is true and correct as of the Effective Date.
          (a) It is a Delaware corporation headquartered in Dallas, Texas, and is qualified to do business under the laws of any state where a failure so to qualify would have a material adverse effect on its operations. It has full power and authority to enter into and perform its obligations under this Agreement and to carry out and consummate the transactions contemplated by this Agreement.
          (b) Its execution, delivery, and performance of this Agreement and any other documents to be executed by it in connection with this Agreement have been duly authorized by all necessary corporate action.
          (c) Its execution and delivery of this Agreement, performance of its obligations hereunder, and compliance with the terms and provisions herewith: (i) will not violate in any material respect any law applicable to it or any of its properties, such that the consequences of that violation could reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder; and (ii) will not violate any material contract or agreement which is binding on it or its properties, or result in a breach of or constitute (with due notice, lapse of time, or both) a default under any indenture, agreement, lease, or other instrument to which it is a party, the consequence of which could reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.
          (d) This Agreement has been duly executed by its authorized officers or other representatives. This Agreement shall constitute a legal, valid, and binding contract and agreement of it enforceable by PBGC, and only by PBGC, and by any federal agency that is a successor to PBGC, against it in accordance with the terms of this Agreement.
     5.2 Belo hereby represents and warrants to PBGC that each of the following statements is true and correct as of the Effective Date.
          (a) It is a Delaware corporation headquartered in Dallas, Texas, and is qualified to do business under the laws of any state where a failure so to qualify would have a material adverse effect on its operations. It has full power and authority to enter into and perform its obligations under this Agreement and to carry out and consummate the transactions contemplated by this Agreement.
          (b) Its execution, delivery, and performance of this Agreement and any other documents to be executed by it in connection with this Agreement have been duly authorized by all necessary corporate action.
          (c) Its execution and delivery of this Agreement, performance of its obligations hereunder, and compliance with the terms and provisions herewith: (i) will not violate in any material respect any law applicable to it or any of its properties, such that the consequences of that violation could reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder; and (ii) will not violate any material contract or agreement which is binding on it or its properties, or result in a breach of or constitute (with due notice, lapse of time, or both) a default under any indenture, agreement, lease, or other instrument to which it is a party, the consequence of which could reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.
          (d) This Agreement has been duly executed by its authorized officers or other representatives. This Agreement shall constitute a legal, valid, and binding contract and agreement of it enforceable by PBGC, and only by PBGC, and by any federal agency that is a successor to PBGC, against it in accordance with the terms of this Agreement.
     5.3 PBGC hereby represents and warrants to AHC and Belo that each of the following representations and warranties is true and correct as of the Effective Date.
          (a) PBGC is a wholly-owned United States government corporation established under Title IV of ERISA. PBGC has full power and authority to enter into and perform its obligations under this Agreement and to carry out and consummate the transactions contemplated by this Agreement.
          (b) PBGC’s execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action and are within PBGC’s statutory authorization and authority.
          (c) PBGC’s execution and delivery of this Agreement, PBGC’s performance of its obligations under this Agreement, PBGC’s consummation of the transactions contemplated by this Agreement and PBGC’s compliance with the terms and provisions of this Agreement (i) will not violate in any material respect any law applicable to PBGC or any of its properties; and (ii) will not violate any provision of Title IV of ERISA or PBGC’s charter or By-Laws, other applicable statutes, regulations and rules governing PBGC, or any material contract or agreement which is binding on PBGC or its properties.
          (d) This Agreement has been duly executed by authorized officers or other representatives of PBGC. This Agreement shall constitute a legal, valid and binding contract and agreement of PBGC enforceable against PBGC in accordance with its terms.
6. Default; Remedies
     6.1 Default. The occurrence of any of the following events shall constitute a “Default” under this Agreement:
          (a) AHC fails to timely make any Required Contribution.
          (b) AHC fails to timely make any Additional Contribution.
          (c) AHC makes an Election prohibited under Section 1.2.
          (d) Any representation or warranty made by AHC in Section 5.1 or by Belo in Section 5.2 is untrue in any material respect as of the Effective Date.
          (e) Either AHC or Belo materially breaches any other covenant, term, or condition of this Agreement and, if curable, fails to cure such breach within 14 days after such breach.
          (f) Either AHC or Belo (i) becomes insolvent; or (ii) is unable, or admits in writing its inability to pay debts as they generally mature; or (iii) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any of its property; or (iv) makes or sends notice of a bulk transfer; or (v) files or, consents to the filing against it, of a petition or other papers commencing a proceeding under Title 11 of the United States Code or any similar type of insolvency proceeding (an “Insolvency Proceeding”); or (vi) has an Insolvency Proceeding filed or instituted against it which has not been dismissed within 30 days after its commencement, or in which an order for relief has been entered against it, or (vii) applies to a court for appointment of a receiver, trustee, or custodian for any of its property; or (viii) has a receiver, trustee, or custodian appointed for any of its property (with or without its consent).
          (g) Either AHC or Belo dissolves, suspends, or discontinues (other than on a temporary basis) doing business.
          (h) A default with respect to any indebtedness of either AHC or Belo with a balance in excess of $1,000,000, which default continues for more than the applicable cure period, if any, with respect thereto, and such indebtedness has been accelerated.
          (i) PBGC receives a notice of either AHC’s or Belo’s intent to terminate one or more of the Plans in a distress termination pursuant to ERISA § 4041(c).
          (j) Subject to Sections 3.1 and 3.2, PBGC determines under ERISA § 4042(a) that any Plan must or should be terminated.
     6.2 Notice. AHC shall immediately give written notice to PBGC upon the occurrence of any Default occurring under clauses (a) through (h) of Section 6.1 with respect to AHC. Belo shall immediately give written notice to PBGC upon the occurrence of any Default occurring under clauses (d) through (h) of Section 6.1 with respect to Belo.
     6.3 Remedies. (a) If any Default occurs prior to the Release Date, then PBGC’s remedies shall include the following:
          (i) declaring the entire amount of Additional Contributions due and payable (provided, that, upon the occurrence of a Default under Section 6.1(f), all Additional Contributions shall automatically become immediately due and payable), whereupon (A) such amount shall be immediately due and payable without presentment, demand, protest, or formalities of any kind, all of which AHC hereby waives, and (B) such amount shall accrue interest, compounded daily, at the rate provided in 29 C.F.R. § 4062.7(c) (compounded daily, as provided therein), from the date of such Default until the whole amount is paid in full; and
          (ii) pursuing claims against one or more AHC Controlled Group Members or Belo Controlled Group Members or both under ERISA § 4062(e) with respect to the 2008 Spin off; and
          (iii) instituting proceedings to terminate one or more of the Plans pursuant to ERISA § 4042(a) on account of the Transactions.
     (b) If any Default occurs on or after the Release Date, then PBGC’s remedies shall include the remedies described in clause (a)(i) of Section 6.3, but will not include the remedies described in clauses (a)(ii) or (a)(iii) of Section 6.3.

     6.4 Remedies Not Exclusive. Except as provided in Section 3 and Section 6.3(b), no remedy recited in this Agreement with respect to the occurrence of a Default shall limit PBGC in any manner from pursuing any and all remedies provided under ERISA, the Code, or other applicable law. The rights and remedies of the Parties provided for in this Agreement, or which PBGC or the other Parties may otherwise have at law or in equity, shall be distinct, separate and cumulative and shall not be deemed to be inconsistent with each other, and none of them, whether or not exercised by PBGC or another Party, shall be deemed to be in exclusion of any other, and any two or more of such rights and remedies may be exercised at the same time, all to the fullest extent permitted by law.
7. General Provisions
     7.1 Limitation of Rights. This Agreement is intended to be and is for the sole and exclusive benefit of PBGC, AHC (and any other AHC Controlled Group Members, but with respect to Sections 3.1 — 3.3 only), and Belo (and any other Belo Controlled Group Members, but with respect to Sections 3.1 — 3.3 only), and their respective successors and permitted assigns. Nothing expressed or mentioned in, or to be implied from, this Agreement gives any person other than PBGC, AHC (and any other AHC Controlled Group Members, but with respect to Sections 3.1 - 3.3 only) or Belo (and any other Belo Controlled Group Members, but with respect to Sections 3.1 — 3.3 only) any legal or equitable right, remedy, or claim against PBGC, AHC or Belo under or in respect of this Agreement.
     7.2 Notices. All notices, demands, instructions, and other communications required or permitted under this Agreement to any Party shall be in writing and shall be personally delivered or sent by registered, certified, or express mail, postage prepaid, return receipt requested, facsimile (which shall be immediately followed by the original of such communication), or prepaid overnight delivery service with confirmed receipt, and shall be deemed to be given for purposes of this Agreement on the date the writing is received by the intended recipient. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, all such notices, demands, instructions, and other communications shall be sent to the Parties as indicated below:

To AHC:	A. H. Belo Corporation Attn: Chief Financial Officer 508 Young Street Dallas, Texas 75202 Telephone: (214) 977-2248 Facsimile: (214) 977-8285

with a copy to:

A. H. Belo Corporation Attn: Legal Department 508 Young Street Dallas, Texas 75202 Telephone: (214) 977-8200 Facsimile: (214) 977-8201

To Belo:	Belo Corp. Attn: Chief Financial Officer 400 South Record Street Dallas, Texas 75202 Telephone: (214) 977-6626 Facsimile: (214) 977-8209

with a copy to:

Belo Corp. Attn: General Counsel 400 South Record Street Dallas, Texas 75202 Telephone: (214) 977-6601 Facsimile: (214) 977-7116

To PBGC:	Department of Insurance Supervision and Compliance Pension Benefit Guaranty Corporation 1200 K Street, N.W. Washington, D.C. 20005-4026 Telephone: (202) 326-4070 Facsimile: (202) 842-2643

with a copy to:

Office of the Chief Counsel Pension Benefit Guaranty Corporation 1200 K Street, N.W. Washington, D.C. 20005-4026 Telephone: (202) 326-4020 Facsimile: (202) 326-4112
     7.3 Counterparts. This Agreement may be executed and delivered (including by facsimile) in one or more counterparts and by different Parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A Party’s execution and delivery of a counterpart may be evidenced by facsimile transmission of such counterpart, which shall be binding upon such Party with the same effect as a manually executed and delivered counterpart.
     7.4 Entire Agreement. This Agreement contains the complete and exclusive statement of the agreement and understanding by and among the Parties and supersedes all prior agreements, term sheets, understandings, commitments, representations, communications, and proposals, oral or written, among the Parties or any of them relating to the subject matter of this Agreement. This Agreement may not be amended, modified, or supplemented except by an instrument in writing executed by the Parties hereto.
     7.5 No Waivers. The failure of any Party to enforce a provision of this Agreement shall not constitute a waiver of such Party’s right to enforce that provision of this Agreement.
     7.6 Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
     7.7 Governing Law. Except to any extent preempted by federal law, the laws of the state of Delaware, without giving effect to Delaware’s rules concerning conflicts of law, shall govern all disputes arising out of or relating to this Agreement.
     7.8 Jurisdiction; Venue. The Parties consent to the exclusive jurisdiction of the U. S. District Court for the District of Delaware or the U. S. District Court for the District of Columbia for all disputes arising under or in connection with this Agreement.
     7.9 No Admission of Liability. This Agreement is not and shall not be construed as or deemed to be an admission or concession by or on the part of any Party of any liability or the applicability or inapplicability of any provision of ERISA or the Code in connection with any matter described in this Agreement, and each Party expressly denies any liability or non-liability (as the case may be) whatsoever.
     7.10 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party hereto. Nor shall any rule of construction that favors a non-draftsman be applied. A reference to any statute shall be deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.
     7.11 Assignment. No Party may assign this Agreement in whole or in part, or delegate any of its duties hereunder, without the express prior written consent of the other Parties. Any such assignment or delegation made without such express prior written consent(s) shall automatically be null and void ab initio.
     7.12 Unenforceable, Invalid Provisions. If any provision in this Agreement shall be invalid, inoperative or unenforceable as applied in any particular case, this shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance. If any provision of this Agreement shall be invalid, inoperative or unenforceable in all cases, this shall not have the effect of rendering any other provision of this Agreement invalid, inoperative, or unenforceable. The invalidity of any portion of this Agreement shall not affect the remaining portions of this Agreement.

     7.13 Inapplicability to Plans. This Agreement is not a document or instrument governing any of the Plans, nor does anything in this Agreement amend, supplement, or derogate from any of the documents and instruments governing any of the Plans. Further, nothing in this Agreement alters, amends, or otherwise modifies the operation or administration of any of the Plan.
     7.14 No Impact on Plan or Administration of Plans. Except to any extent expressly provided herein, nothing in this Agreement (i) restricts the authority of any fiduciary of any Plan to administer such Plan, invest its assets, or otherwise deal with, interpret, or administer such Plan or its assets; or (ii) restricts the authority of AHC or Belo (or any successor), as a sponsor of a Plan, to amend, alter, modify, supplement, merge, or terminate such Plan, or to transfer assets and/or liabilities between that a Plan and another pension plan.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed below by their respective duly authorized officers.

Pension Benefit Guaranty Corporation		A. H. Belo Corporation

/s/ Michael Rae		/s/ Alison K. Engel

Michael Rae		Alison K. Engel
Acting Chief Insurance Program Officer		Senior Vice President/Chief Financial Officer

Date:	March 10, 2011	Date:	March 10, 2011

Belo Corp.

/s/ Carey P. Hendrickson

Carey P. Hendrickson
Senior Vice President/Chief Financial Officer
		Date:	March 10, 2011